EXHIBIT 10.14

Worthington Steel, Inc. Severance Plan

for Executives

Plan Document
and Summary Plan Description

Worthington Steel, Inc.

Effective Date: October 6, 2026

Table of Contents

Important Information	3
Plan Effective Date	3
Eligibility for Participation	3
Severance Benefits Other than in Connection with a Change in Control	3
Severance Benefits in Connection with a Change in Control	5
Payment and Provision of the Severance Benefits	6
Termination of Participation	7
Other Benefits	7
Assignment	8
Information and Records	8
Indemnification	8
Governing Law	8
Invalidity of Certain Provisions	8
Limitation of Action	8
Circumstances beyond the Control of the Plan	8
Policies and Procedures	9
Administrative Services	9
Waiver	9
No Enlargement of Rights	9
Claims Procedures	10
How to Make a Claim for Severance Benefits	10
Required Information for Claims Submission	10
Denial Notices	10
How to Appeal an Adverse Benefit Determination	11
What To Do If Your Claim Denial Is Affirmed On Appeal	12
Important Definitions	12
Administrative and Contact Information	14

Important Information

The following is the legal Plan document and Summary Plan Description (“SPD”) for the Worthington Steel, Inc. Severance Plan for Executives (the “Plan”) effective as of October 6, 2026. The Plan is a “top hat” pension plan benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing Severance Benefits. Worthington Steel, Inc. (the “Employer”) is the Plan Sponsor.

Many words used in this Plan document and SPD have special meanings. These words appear in capital letters and are defined for you either in the “Definitions” section of this document or in the subsection where the capitalized term first appears.

This Plan shall be financed from the general assets of the Employer.

Plan Effective Date

This Plan is effective October 6, 2026, for all terminations on or after that date.

Eligibility for Participation

Only Eligible Executives employed by an Eligible Employer in the United States are eligible to participate in the Plan.

Severance Benefits Other than in Connection with a Change in Control

To be eligible for Severance Benefits other than in connection with a Change in Control, you must meet all of the following requirements:

• Your termination of employment must occur other than during a Change in Control Period.

• You must be an Eligible Executive at the time of your termination.

• Your employment must have been either (1) involuntarily terminated by an Eligible Employer other than for Cause, including due to a lack of work, job elimination, or reduction in force, or (2) terminated due to your resignation for Good Reason. For purposes of clarity, you will not be eligible for benefits under the Plan if your employment terminates for any other reason, including due to the exhaustion of any benefit continuation periods under any approved leave or disability program (such as long-term disability) (“Leave Exhaustion”).

• You must timely execute and return a waiver and release of claims in the form provided by the Employer (the “Release”) in the time period prescribed by the Employer, not revoke the Release during any applicable revocation period, and allow the Release to become effective and irrevocable no later than 60 days after your termination date.

Your employment is terminated on the date that you are no longer employed by an Eligible Employer. An approved leave without pay regardless of whether it is initiated by the employee or an Eligible Employer is not considered a termination of employment for purposes of this Plan.

Severance Benefits will not be paid in the following situations:

• Your employment terminates for any reason, including but not limited to those stated above, and prior to or at the time of your termination, any entity which continues to operate that part of the business in which you were employed offers you any comparable position. The determination of whether a position is comparable shall be made by the Plan Administrator in its discretion on a nondiscriminatory basis.

• You (i) resign (including but not limited to a resignation prior to the scheduled date of your involuntary termination for any of the reasons stated above), unless such resignation is a voluntary termination for Good Reason, (ii) abandon your job, (iii) fail to return from an approved leave of absence, (iv) initiate your termination on any similar basis, or (v) are terminated for any reason other than those stated above. Reasons precluding Severance Benefits include but are not limited to misconduct, unsatisfactory performance, or any other reason other than those stated above, such reasons to be determined by the Plan Administrator in its discretion.

• You are offered continuing employment with a Company in a comparable position without a material reduction in compensation or duties that is within 50 miles of your current primary work location, in lieu of termination, regardless of whether you accept or decline the job offer. For an employee classified by the Eligible Employer as a fully remote employee, the employee’s primary work location is the employee’s home address reflected in the Eligible Employer’s records at the time of the offer. Under such circumstances, if continuing employment with a Company is extended to you in lieu of termination and you refuse to accept the offer, the Employer will consider it a resignation and you will not be eligible for Severance Benefits. The determination of whether a position is comparable and does not involve a material reduction in compensation or duties shall be made by the Plan Administrator in its discretion on a nondiscriminatory basis.

If you become eligible for Severance Benefits under this section of the Plan, you will be entitled to receive Severance Benefits as salary continuation equal to your Weekly Compensation for a period of 52 weeks (or a period of 78 weeks if you are the Chief Executive Officer or Executive Chairman) following your termination date.

Severance Benefits under this section of the Plan shall commence on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable, provided that the Release becomes effective and irrevocable no later than 60 days after your termination date. Notwithstanding the foregoing, if the period during which you may execute or revoke the Release spans two taxable years, Severance Benefits will commence on the first regularly scheduled payroll date in the second taxable year occurring after the Release becomes effective and irrevocable. The first payment shall include all installments that would have been paid had the payments commenced on the first regularly scheduled payroll date following your termination date. Each subsequent installment shall be paid on the Eligible Employer’s regular payroll schedule. You may not designate or otherwise influence the taxable year in which Severance Benefits commence.

If you die after the Release becomes effective and irrevocable but before all Severance Benefits have been paid, all remaining unpaid Severance Benefits will be paid to your estate in a lump sum payment as soon as administratively practicable, but no later than 30 days following your death.

Neither your estate nor any other person may designate the taxable year in which the payment is made.

All payments and benefits under this Plan will be subject to all applicable federal, state, and local tax withholding and other withholdings or deductions required by law.

Severance Benefits in Connection with a Change in Control

To be eligible for Severance Benefits in connection with a Change in Control, you must meet all of the following requirements:

• Your termination of employment must occur during a Change in Control Period.

• You must be an Eligible Executive at the time of your termination.

• Your employment must have been either (1) involuntarily terminated by an Eligible Employer other than for Cause, including due to a lack of work, job elimination, or reduction in force, or (2) terminated due to your resignation for Good Reason. For purposes of clarity, you will not be eligible for benefits under the Plan if your employment terminates for any other reason, including a termination due to Leave Exhaustion.

• You must timely execute and return the Release in the time period prescribed by the Employer, not revoke the Release during any applicable revocation period, and allow the Release to become effective and irrevocable no later than 60 days after your termination date.

If you are eligible for Severance Benefits in connection with a Change in Control under this section of the Plan, you will not also be eligible for the Severance Benefits described in the Severance Benefits Other than in Connection with a Change in Control section above.

If you become eligible for Severance Benefits in connection with a Change in Control under this section of the Plan, you will be entitled to receive a lump sum payment equal to 104 weeks of your Weekly Compensation (or 156 weeks of your Weekly Compensation if you are the Chief Executive Officer or Executive Chairman). Such lump sum will be paid on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable, but in no event later than the March 15th of the calendar year following the calendar year in which your termination date occurs, provided that the Release becomes effective and irrevocable no later than 60 days after your termination date. You may not designate or otherwise influence the taxable year in which Severance Benefits are paid.

Notwithstanding the foregoing, if any Severance Benefits under this section of the Plan constitute deferred compensation subject to Section 409A of the Internal Revenue Code, such amount shall become payable in a lump sum only if the event constituting a Change in Control would also constitute a “change in control event” within the meaning of Section 409A of the Internal Revenue Code (a “409A Change in Control”). Otherwise, such amount shall be paid based on the time and form of payment set forth in the Severance Benefits Other than in Connection with a Change in Control section above.

All payments and benefits will be subject to all applicable federal, state, and local tax withholding and other withholdings or deductions required by law.

Payment and Provision of the Severance Benefits

If you are reemployed by a Company before you are paid or receive all of your Severance Benefits, your right to any remaining Severance Benefits under this Plan will immediately cease. You will not thereafter be entitled to any additional Severance Benefits under this Plan.

Any Severance Benefit that is payable under this Plan will be reduced by the amount of any severance or termination pay that is payable under any similar plans, policies, programs or practices of any Company, and any payments made to you that are intended to satisfy obligations under the WARN Act or similar law. Notwithstanding the foregoing, if any Severance Benefit constitutes deferred compensation subject to Section 409A of the Internal Revenue Code, then any reduction under this paragraph will be applied in a manner that complies with Section 409A of the Internal Revenue Code and will not change the time or form of payment other than as permitted by Section 409A of the Internal Revenue Code.

The Plan is intended to be exempt from Section 409A of the Internal Revenue Code to the maximum extent possible, including under the “short-term deferral” exception, the “separation pay” exception, and applicable reimbursement and in-kind benefit exceptions. To the extent any amount is not exempt, the Plan is intended to comply with Section 409A of the Internal Revenue Code. Notwithstanding any provision of the Plan to the contrary, to the extent any Severance Benefits or other payments or benefits provided under the Plan (i) constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and (ii) are payable to you upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code and you are a “specified employee” (as determined in accordance with Section 409A of the Internal Revenue Code and the Employer’s specified employee identification procedures), then such payments or benefits shall not be paid or provided until the date that is six months after the date you separate from service (or, if earlier, the date of your death). On the first payroll date following such six‑month delay period (or, if earlier, the first payroll date following the date of your death), the Employer shall pay to you a lump sum amount equal to the aggregate amounts that would have been paid during the period between the separation from service and such date but for the application of this six‑month delay, and all remaining payments shall be made in accordance with the applicable schedule. Each payment under the Plan shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code. To the extent permitted by Section 409A of the Internal Revenue Code, the Employer may accelerate or delay payments to comply with Section 409A of the Internal Revenue Code and applicable guidance. The foregoing six‑month delay shall apply only to amounts that do not qualify for the “short‑term deferral” exception or the “separation pay” exception (or any other applicable exception) under Section 409A of the Internal Revenue Code. For purposes of this Plan, a “termination of employment” will occur only if your cessation of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

Notwithstanding anything herein to the contrary, if the Company determines that any payment or benefit due to you under this Plan in connection with a Change in Control, when combined with any other payment or benefit due to the Participant from the Company or any other entity in connection with such Change in Control, would be considered a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the payments and benefits due to you under this Plan may be reduced by the Company to $1.00 less than the amount that would otherwise be considered a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, in accordance with rules and procedures which may be established by the Committee. Any reduction pursuant to this paragraph shall be made in compliance with Section 409A of the Internal Revenue Code.

Termination of Participation

Your eligibility to participate in the Plan automatically terminates at the earliest of the following dates:

• The date you cease to be an Eligible Executive; or

• The effective date on which the Plan is discontinued or amended to terminate your eligibility to participate in the Plan.

Other Benefits

Your active medical, dental, vision and/or health flexible spending account (“FSA”) coverage will terminate on your date of termination, unless you are retirement eligible under the terms of the applicable benefit plan (age 55 or older with 5 or more years of service, determined under that plan, with age plus such years of service equaling 65 or more), in which case such coverage will terminate at the end of the month in which your employment ends. Continuation of medical, dental, vision and health FSA benefits will be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and will be subject to applicable law and the terms of the applicable plan documents.

During the period you are entitled to receive Severance Benefits (but for no longer than 18 months following your termination date), you are only required to pay active employee rates for COBRA coverage. The Employer will automatically enroll you in COBRA coverage, but you may contact the Employer to decline COBRA coverage or cancel it prospectively at any time. The employee rate will be automatically deducted from your Severance Benefits on the normal payroll schedule, unless you decline COBRA coverage. This paragraph does not extend the maximum period of COBRA coverage.

Your Employee Assistance Program coverage will continue for 18 months beyond your date of termination. Except as expressly provided in this Plan, eligibility and benefits under each other employee benefit plan or compensation program of any Company will be determined under, and subject to, the terms of that plan or program and applicable law.

Provided the Release becomes effective and irrevocable, if you are eligible for Severance Benefits under the Plan, the Employer, at its expense, will pay the fee for an approved outplacement service. You must begin utilizing these services within 60 days of your termination date or you will not be eligible for the services.

Assignment

The coverage and any Severance Benefits under the Plan are not assignable by any Eligible Executive.

Information and Records

At times, the Plan Administrator may need additional information from you. You agree to furnish the Plan Administrator with all information and proofs that the Plan Administrator may reasonably require regarding any matters pertaining to the Plan. If you do not provide this information when it is requested, it may cause the Plan to deny payment of your Severance Benefits.

Indemnification

The Employer may indemnify, through insurance or otherwise, any one or more of the fiduciaries with respect to the Plan against any claims, losses, expenses, damages, or liabilities arising out of the performance (or failure of performance) of their responsibilities under the Plan, to the extent permitted by applicable law.

Governing Law

The Plan shall be construed in accordance with the laws of the State of Ohio, except where such laws are superseded by federal law in which case federal law shall control.

Invalidity of Certain Provisions

In the event any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

Limitation of Action

You cannot bring any legal action to recover benefits under the Plan unless you first complete all the steps in the appeal process described in this document, except to the extent exhaustion is not required by applicable law. After completing that process, if you want to bring such legal action against the Plan or the Plan Sponsor you must do so within one year of the date you are notified of the Plan’s final decision on your appeal or you lose any right to bring such an action against the Plan or the Plan Sponsor.

Circumstances beyond the Control of the Plan

In the event of circumstances not within the control of the Plan Administrator, including, but not limited to, a major disaster, epidemic, the complete or partial destruction of facilities, riot, civil insurrection, and/or labor disputes not within the control of the Plan Administrator, the Plan Administrator shall make a good-faith effort to arrange for an alternative method of administering benefits. In such event, the Plan Administrator shall administer and render services under the Plan insofar as practical, and according to its best judgment; but the Plan Administrator shall incur no liability or obligation for delay, or failure to administer or arrange for services if such failure or delay is caused by such an event, except to the extent otherwise required by applicable law.

Policies and Procedures

The Plan Administrator may adopt reasonable policies, procedures, rules and interpretations to promote the orderly and efficient administration of the Plan with which each Eligible Executive, Participant and claimant shall comply.

Administrative Services

The Employer may, in its sole discretion, arrange for various persons or entities to provide administrative services in regard to the Plan, such as claims processing. The identity of the service providers and the nature of the services they provide may be changed from time to time in the Employer’s sole discretion. The Employer is not required to give you prior notice of any such change, nor is it required to obtain your approval. You must cooperate with those persons or entities in the performance of their responsibilities.

Waiver

No agent or other person, except the authorized delegate of the Plan Administrator, has authority to waive any conditions or restrictions of the Plan or to bind the Plan by making any promise or representation or by giving or receiving any information.

The failure of the Plan Administrator to enforce at any time any provisions of the Plan, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of the Plan or any part thereof, nor the right of the Plan Administrator to thereafter enforce each and every such provision.

No Enlargement of Rights

Except as otherwise provided by law, the Plan, or legally enforceable contract, the establishment of the Plan, any amendment of the Plan, participation in the Plan, or the payment of any benefits under the Plan, shall not be construed as giving any person any legal or equitable claims or rights against any Eligible Employer, or its affiliates, officers, directors, or employees, or as giving any person the right to be retained in the employment of an Eligible Employer. The right of an Eligible Employer to discipline or discharge an employee shall not be affected by reason of any of the provisions of the Plan.

Claims Procedures

How to Make a Claim for Severance Benefits

For an employee or former employee who believes his benefit has not been paid in full or who has not received a benefit payment and believes he is entitled to a benefit, such employee or former employee (or authorized representative) must submit a written request by mailing such request to:

Worthington Steel, Inc.
Attn: Worthington Steel People Center
200 West Old Wilson Bridge Road

Columbus, OH 43085

614-840-3002

Your written request must be submitted no later than three months after your termination of employment with an Eligible Employer.

Required Information for Claims Submission

When you submit a claim to the Plan, you must provide the Plan with all of the following information:

• Participant’s name and address;

• The Employee ID number;

• An explanation of why you believe you are entitled to Severance Benefits under this Plan; and

• Any documents relating to your termination or claim for Severance Benefits that you believe are relevant to your request.

Denial Notices

If your request is denied, you will receive a denial notice within a reasonable amount of time after receipt of such claim, provided however, that such period shall in no event exceed 90 days unless special circumstances require an extension of time for processing. If such an extension of time for processing is required, you will, prior to the termination of the initial 90-day period, be furnished a written notice indicating the special circumstances requiring the extension and the date by which the Plan Administrator or a delegate expects to render a decision. In no event shall an extension exceed a period of 90 days from the end of the initial period.

The denial notice will provide:

• The specific reason(s) for the denial;

• Reference to the specific provision(s) of the Plan on which the denial is based;

• A description of any additional material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary; and

• Appropriate information as to the steps to be taken if you desire to appeal the denial, including notice of applicable time limits, and a statement regarding your right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review.

How to Appeal an Adverse Benefit Determination

You can submit your claim to a formal review through the claims appeal procedure described here. To request a formal appeal of your claim, you must send your request in writing to:

Worthington Steel, Inc.
Attn: Plan Administrator
200 West Old Wilson Bridge Road

Columbus, OH 43085

614-840-3002

You must include your name and address, your Employee ID number, the reason you believe your claim was wrongly denied, and any other information you believe supports your claim, and indicate in your letter that you are requesting a formal appeal of your claim. If you would like a record of your request and proof that it was received by the Plan, you should mail it by certified mail, return receipt requested.

You or your authorized representative should seek a review as soon as possible, but you must file your appeal within 60 days of the date on which you receive your notice of the adverse benefit determination you are asking the Plan to review. The person or committee reviewing your appeal will not be the same as, nor will that person or committee be subordinate to, the person(s) who initially decided your claim.

The person or committee reviewing your appeal will grant no deference to the prior decision about your claim. Instead, the person or committee will assess the information, including any additional information that you have provided, as if deciding the claim for the first time.

A decision will be communicated within a reasonable period of time, but not later than 60 days after receiving your request for an appeal unless special circumstances require an extension of time. If an extension is required, you will be notified prior to the termination of the initial 60-day period, and the notice will describe the special circumstances requiring the extension and the date by which a decision is expected. In no event shall an extension exceed a period of 60 days from the end of the initial period. If your claim is denied on review (in whole or in part) you will be notified in writing. The notice of any adverse determination will:

• inform you of the specific reason(s) for the denial;

• reference the specific Plan provision(s) on which the denial is based;

• contain a statement informing you that you are entitled to receive, upon request and at no cost, reasonable access to and copies of the documents, records, and other information relevant to the decision to deny your claim (in whole or in part); and

• contain a statement regarding your right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review and the time limit for bringing such an action under the “Limitation of Action” section of this Plan.

What To Do If Your Claim Denial Is Affirmed On Appeal

If you have completed all the claims and appeal requirements in this Plan and the denial of your claim is affirmed on appeal, you have the right to seek to have your claim paid by filing a civil action in court. You generally must complete the appeal process described above before filing a civil action, except to the extent the Plan’s claims procedures are deemed exhausted under applicable law. Any civil action must be filed within the time limit stated in the “Limitation of Action” section of the Plan.

Important Definitions

This section defines terms which have special meanings. If a word or phrase has a special meaning or is a title, it will be capitalized. The word or phrase is defined in this section or at the place in the text where it is used.

Affiliate and Associate: Shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Beneficial Ownership: Shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act (or any successor rule thereto).

Cause: The Eligible Executive’s: (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) material breach of any term of any material agreement with the Employer or any other Company; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or (ii) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Employer or any other Company; or (e) material violation of the Employer’s code of conduct or any other policy of the Employer or any other Company that applies to the Eligible Executive.

Change in Control: Any Person or Group (other than (i) the Company, (ii) any employee benefit plan of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (iii) any Person who, on the effective date of the Plan, was an Affiliate of the Company and owning in excess of 10% of the outstanding Shares and the respective successors, executors, legal representatives, heirs and legal assigns of such Person), alone or together with the Affiliates and Associates of such Person or Group, has acquired or obtained the right to acquire the Beneficial Ownership of 25% or more of the outstanding Shares.

Change in Control Period: The period commencing on the date a Change in Control occurs and ending on the second anniversary of that date.

Committee: The Compensation Committee of the Employer’s Board of Directors.

Company: The Employer and its Subsidiaries; provided, however, that with respect to any Severance Benefits that are subject to Section 409A of the Internal Revenue Code, “Company” shall mean the Employer and its Subsidiaries with whom the Employer would be considered a single employer under Sections 414(b) and (c) of the Internal Revenue Code, but modified as permitted by Treasury Regulation Section 1.409A-1(b)(5)(iii)(E)(1).

Eligible Executive: The Chief Executive Officer, the Executive Chairman, and individuals with a Vice President title or higher that directly report to the Chief Executive Officer or Chief Operating Officer. If you do not or no longer meet this definition due to a change in position, your eligibility to participate in the Plan will automatically end on the date on which you cease to be in an eligible position. Employees who have an employment agreement or other contract that provides for severance payments upon termination of employment are not eligible for benefits under this Plan.

Eligible Employer: The Employer, TWB Company, LLC, Spartan Steel Coating, Worthington Samuel Coil Processing LLC and any entity that is in the Employer’s controlled group under Section 414 of the Internal Revenue Code.

Exchange Act: The Securities Exchange Act of 1934, as amended, and any successor thereto.

Good Reason: Without the Eligible Executive’s prior written consent, any of the following: (a) a material reduction in the Eligible Executive’s base salary or incentive compensation opportunity, or a material failure to pay the Eligible Executive’s base salary or earned incentive compensation amounts when due under the applicable compensation arrangement; (b) a material diminution in the Eligible Executive’s authority, duties, responsibilities, or reporting relationships; or (c) the relocation of the Eligible Executive’s principal place of business to a location that is outside the 50-mile radius from the Eligible Executive’s then-current principal place of business; provided that, following the initial existence of a condition described in clauses (a) through (c), (x) the Eligible Executive notifies the Eligible Employer, in writing, within 60 days after the initial existence of such condition, (y) the Eligible Employer fails to cure the condition within 30 days after receipt of such written notice, and (z) the Eligible Executive resigns and incurs a separation from service within 60 days after expiration of such cure period.

Group: Has the meaning given to that term in Sections 13(d)(3) and 14(d)(2) of the Act (or any successor sections thereto).

Internal Revenue Code: The Internal Revenue Code of 1986, as amended.

Participant: An Eligible Executive who satisfies the requirements for Severance Benefits under the Plan and any former Eligible Executive who is entitled to receive Severance Benefits under the Plan.

Person: A “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto).

Severance Benefits: The severance payments that are available under the Plan. Your right to benefits is subject to the terms, conditions, limitations and exclusions of the Plan, including any applicable amendments.

Shares: The common shares, without par value, of the Employer or any equity security issued in substitution, in exchange or in place of the common shares of the Employer.

Subsidiary: (a) any entity of which the Employer owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, if the entity is a corporation, or of the capital or profits interests, if the entity is a partnership or another form of entity and (b) any other entity in which the Employer has a 20% or greater direct or indirect equity interest and which is designated as a “Subsidiary” for purposes of this Plan.

Weekly Compensation: For a salaried employee, your weekly compensation is determined by (i) adding (a) your fixed annualized salary paid by your Eligible Employer as of the first day of the calendar month in which your termination occurs and (b) your annualized target incentive, if applicable, under the Worthington Steel, Inc. Annual Incentive Plan for Executives (i.e., STIP) or other applicable annual incentive plan in effect as of that date, and (ii) dividing the resulting amount by 52. Weekly Compensation excludes any one-time bonus (including, but not limited to, spot, referral, retention, etc.), quarterly attendance bonus, fee, commission, overtime pay, long term incentive, equity or other “non-cash” compensation, expenses or other special emolument, or any credit or benefit under any employee benefit plan of a Company (other than before-tax contributions made on behalf of the Eligible Executive to a 401(k) plan and/or salary reductions under a Section 125 plan).

Administrative and Contact Information

This section provides you with information about the administration of the Plan.

Plan Name

Worthington Steel, Inc. Severance Plan for Executives

Plan Type

Top hat pension plan providing Severance Benefits

Source of Funding

This Plan is funded solely by the Employer from the general assets of the Employer.

Plan Sponsor

Worthington Steel, Inc.

200 West Old Wilson Bridge Road

Columbus, OH 43085

614-840-3002

Plan Administrator

The Plan Administrator has authority to control and manage the operation and administration of the Plan, and complete discretion to interpret Plan terms. The Plan shall be administered by the Committee. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the delegation of ministerial duties, to qualified individuals.

Plan Year

January 1 - December 31

Agent for Service of Legal Process

Worthington Steel, Inc.

Attn: General Counsel

200 West Old Wilson Bridge Road

Columbus, OH 43085

Plan Amendment and Termination Procedure

The Employer reserves the right to amend or terminate the Plan, or any portion thereof, at any time and without prior notice. The Severance Benefits to be provided under the Plan and the eligibility of employees to participate in the Plan will be determined from time to time under the then-effective provisions of the Plan.

The Plan may be amended at any time to change or eliminate any or all Severance Benefits under the Plan. The decision to amend or terminate the Plan belongs entirely to the Employer in its sole discretion. Severance Benefits under this Plan do not accrue or vest regardless of the number of years of service with a Company.

IN WITNESS WHEREOF, Worthington Steel, Inc. has caused this Plan to be executed this _______ day of ___________________, 2026.

WORTHINGTON STEEL, INC.

By: _____________________________

Title: ____________________________